EXHIBIT 99.1

Plug Power Announces 2015 First Quarter Results

Company Reports Bookings in Excess of $40 Million

LATHAM, N.Y., May 11, 2015 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reports its 2015 first quarter financial results.

The Company announced bookings of over $46 million in the first quarter. This was driven by continual success with retailers and manufacturers. The results are in line with projections of more than $200 million in bookings for the full-year 2015.

During the first quarter, the Company recognized $9.4 million in revenue, a 69% increase from the first quarter of 2014. This includes 265 GenDrive units and one hydrogen fueling station. In addition, the Company shipped 419 GenDrive units and made construction progress on seven hydrogen fueling stations. These shipments will be recognized in revenue during the second quarter of 2015.

Plug Power shipped 175 of those 419 GenDrive units to a new GenKey customer—a big box retailer that is implementing a hydrogen fuel cell forklift truck fleet in a newly constructed regional distribution center in Ohio. Additionally, Plug Power has completed a GenFuel infrastructure for this customer that has recently become fully operational.

The Company maintains its 2015 forecast of total sales in excess of $100 million, comprised of sales of more than 3,300 GenDrive units and construction of more than 15 GenFuel hydrogen infrastructures. These sales will ramp up through the year with 35% to 40% of the annual revenue expected in the first half of 2015.

"The backlog for our products and services continued to grow in the first quarter," said Andy Marsh, CEO of Plug Power. "This has provided us with a high level of confidence in meeting this year's financial projections."

2015 First Quarter Financial Results

Total revenue for the first quarter of 2015 was $9.4 million, comprised of $4.1 million in product revenue and $5.3 million in service revenue. This compares to total revenue of $5.6 million in the first quarter of 2014, which was comprised of $3.2 million in product revenue, $2.1 million in service revenue, and $0.3 million in research and development revenue. This represents a year-over-year increase of 69%, driven by more GenDrive units sold, a hydrogen infrastructure installation sale in 2015 (with no comparable sales in 2014), and increased GenCare service revenues.

The Company recognized revenue in the first quarter of 2015 associated with the sales of 265 GenDrive units and one hydrogen infrastructure installation, as compared to 165 GenDrive units included in revenue and no comparable hydrogen infrastructure installations for the first quarter of 2014. The first quarter 2015 GenKey project was commissioned prior to December 31, 2014, but the financing was completed during the first quarter 2015.

In regards to GenCare services, the Company had approximately 5,500 GenDrive units and eight hydrogen infrastructure sites under service contracts as of March 31, 2015, as compared to approximately 3,000 GenDrive units and no hydrogen infrastructure sites under service contracts as of March 31, 2014.

In regards to GenFuel contracts where the Company provides hydrogen fuel to customers as part of their GenKey offering, the Company had 10 customers under contract contributing revenue in the first quarter of 2015, as compared to no comparable contracts in the first quarter of 2014.

Total cost of revenue for the Company in the first quarter of 2015 was $11.5 million, comprised primarily of $3.8 million for cost of product revenue and $7.6 million for cost of service revenue. This compares to total cost of revenue for first quarter of 2014 of $7.9 million, comprised of $3.5 million for cost of product revenue, $4.0 million for cost of service revenue, and $0.4 million for cost of research and development revenue. Year-over-year, this reflects continued substantial margin improvement in all business lines, with a total negative gross margin of (22%) for first quarter of 2015 versus a total negative gross margin of (41%) for the comparable period in 2014. The improvement stems from leverage of higher volume, continued cost downs, and favorable absorption given the build for the second quarter programs.

Total administrative costs (including research and development and selling and general administrative) for the first quarter of 2015 were $10.7 million, as compared to total administrative costs of $5.1 million for the first quarter of 2014. The growth stems in part from incremental investments to support continued growth, product design and performance enhancement programs, and the incremental costs from the ReliOn acquisition, completed in the second quarter of 2014.

Net loss attributable to common shareholders for the first quarter of 2015 was $11.1 million, or $0.06 per share on a basic and diluted basis. Included in the net loss for the first quarter of 2015 was a gain of $1.7 million related to the change in fair value of common stock warrant liability. Excluding this gain, adjusted net loss for the first quarter 2015 was $12.8 million or $0.07 per share on a basic and diluted basis.

Please see the tables at the end of this press release for a reconciliation of net loss to adjusted net loss.

Cash and Liquidity

Net cash used in operating activities for the first quarter 2015 was $13.6 million, which stems from the ongoing investment in our increased commercial activity, as well as incremental investment in working capital given the inventory build activity for second quarter programs. Plug Power had cash and cash equivalents of $131.5 million and net working capital of $155.7 million at March 31, 2015.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the first quarter of 2015. Interested parties are invited to listen to the conference call by calling 877-407-6959.

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1062273. A playback of the call will be available online for a period following the event.

About Plug Power Inc.

The powerhouse in hydrogen fuel cell technology, Plug Power is revolutionizing the industry with cost-effective solutions that increase productivity, lower operating costs and reduce carbon footprint. Its signature solution, GenKey, provides an all-inclusive package for customers, incorporating GenFuel hydrogen and fueling infrastructure, GenCare aftermarket service and either GenDrive or ReliOn fuel cell systems. GenDrive, a lead-acid battery replacement, is used in electric lift trucks in high-throughput material handling applications. With more than 6,500 GenDrive units deployed with material handling customers, GenDrive has been proven reliable with over 100 million hours of runtime. Plug Power manufactures tomorrow's incumbent power solutions today, so customers can POWERAhead. Additional information about the Plug Power brands is available at www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("PLUG"), including but not limited to statements about PLUG's forecast of financial performance, order bookings, business model, strategy and growth opportunities. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, ReliOn and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, ReliOn and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG's public filings with the Securities and Exchange Commission (the "SEC") including, the "Risk Factors" section of PLUG's Annual Report on Form 10-K for the year ended December 31, 2014. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Inc.
Selected Financial Data
(Dollars in 000's except per share amounts)

	For the three months ended March 31,
	2015	2014
Product revenue	$ 4,067	$ 3,162
Product gross margin	6%	-9%
Service revenue	$ 5,303	$ 2,066
Service gross margin	-44%	-94%
Research and development contract revenue	$ 45	$ 346
Research and development contract margin	-14%	-21%
Total revenue	$ 9,416	$ 5,574
Total gross margin	-22%	-41%

Total administration costs	$ 10,650	$ 5,071

EBITDAS	$ (9,981)	$ (5,706)
Adjusted net loss	(12,847)	(7,476)
Adjusted net loss per share: basic and diluted	(0.07)	(0.06)

Cash used in operating activities	$ (13,645)	$ (8,887)

	At March 31, 2015	At December 31, 2014

Cash and cash equivalents	$ 131,537	$ 146,205
Working capital	$ 155,693	$ 167,039

Plug Power Inc.
Reconciliation of Non-GAAP financial measures
(Dollars in 000's except per share amounts)

Reconciliation of Reported Net Loss to Adjusted Net Loss	For the three months ended March 31,
	2015	2014
Net loss attributable to common shareholders, as reported	$ (11,078)	$ (75,909)
Change in fair value of common stock warrant liability	1,769	(68,433)
Adjusted net loss	$ (12,847)	$ (7,476)

Adjusted net loss per share: Basic and diluted	$ (0.07)	$ (0.06)
Weighted average number of common shares outstanding	173,365,830	133,750,522

Adjusted net loss and adjusted loss per share, basic and diluted, excludes the change in fair value of common stock warrant liability.

Reconciliation of Reported Operating Loss to EBITDAS	For the three months ended March 31,
	2015	2014
Operating loss, as reported	$ (12,762)	$ (7,378)
Stock based compensation	1,697	648
Depreciation and amortization	1,084	1,024
EBITDAS	$ (9,981)	$ (5,706)

EBITDAS is defined as operating loss, adjusted for depreciation and amortization expense and charges for equity compensation.
EBITDAS and adjusted net loss are non-GAAP measures of our financial performance and should not be considered as an alternative to net income/(loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.
CONTACT: Media and Investor Relations Contact:
         Teal Vivacqua
         Plug Power Inc.
         Phone: 518.738.0269